EXHIBIT 10.28

September 9, 2009

Ms. Caitlin Jeffs, P.Geo.
President & CEO
Red Metal Resources Ltd.
195 Park Ave.
Thunder Bay, Ontario
P7B 1B9

Re: Preparation of an NI 43-101 Technical Report for the Azucar Project, Hausco Province, Region III, Chile

Dear Caitlan:

Following our recent conversations, Micon International Limited (Micon) is pleased to present the following proposal to act as the independent Qualified Person for Red Metal Resources Ltd. (Red Metal) in compiling a Property of Merit report for the Azucar property, in compliance with Canadian National Instrument 43-101 (NI 43-101).  It is understood that Red Metal is about to commence an exploration program on the property, the principal objective of which is to confirm the results of previous exploration programs.  It is also understood that drilling will be conducted as part of the exploration program and the report will review and discuss the objectives of the drilling program.  The completed report will be used as Red Metal’s qualifying report for listing on the Venture Exchange.

PROPOSED SCOPE OF WORK

The ultimate purpose of this assignment is to review the exploration and drilling program undertaken by Red Metal and to compile an NI 43-101 report describing the drilling program, historical exploration and outline a budget of further work.  In order to satisfy the requirements of NI 43-101, it is considered highly desirable that Micon become involved prior to the start of the drilling program, in order to ensure that drilling, sampling, assaying and quality control procedures can be independently certified as meeting industry standards.  Accordingly, Micon proposes the following general scope of work.

It is recommended that Micon visits the property during the drilling program and that this visit take place as soon as possible after the confirmation drilling commences, so that all sampling and quality control procedures can be observed and remedial action, if required, can be taken at an early stage.

The final stage of the assignment will be preparation of the NI 43-101 report, describing the historical work, Red Metal’s exploration program and recommending a program of further work on the property.

Micon understands that Red Metal will choose to write, subject to editing by Micon, some or all of the additional “boiler plate” for the report and to prepare any basic maps and figures in order to reduce costs and speed up the process of report preparation.  It is anticipated that a draft of the complete 43-101 report would be ready for review approximately two to three weeks following receipt from Red Metal of the last of the data needed to complete the report.

SUITE 900 - 390 BAY STREET, TORONTO ONTARIO, CANADA M5H 2Y2
Telephone (1) (416) 362-5135   Fax (1) (416) 362 5763

Quality control and editing of the final document will be performed by a senior member of Micon’s professional staff.  Deliverable items will include the required number of copies of the Technical Report and an electronic version of the Technical Report suitable for submission to the SEDAR web site.

In performance of the work, it is understood that Micon may be supplied with certain information and/or data by Red Metal or others and that Micon will rely on same.  It is agreed that the accuracy of such information is not within Micon’s control, and that Micon shall not be liable for its accuracy, nor for its verification, unless this agreement so provides.

The term “Confidential Information” shall mean information furnished by Red Metal to Micon relating to the work and which is designated in writing as confidential by Red Metal.  Micon shall hold Confidential Information in confidence and not use it or disclose it to others, except as may be required for the performance of the work or under compulsion of law.

In preparing the 43-101 report, Micon will be relying on certain data provided by Red Metal.  In this connection, Red Metal warrants that:

(i)	it will, to the best of its knowledge and belief, provide to Micon all information and data necessary for completion of this assignment;

(ii)	the information provided to Micon in the course of this assignment shall, to the best of its knowledge and belief, be accurate and materially complete; and

(iii)	should it become aware of any misrepresentation, error or omission in the data and information provided to Micon, it shall inform Micon of this at its earliest opportunity.

PERSONNEL

The assignment proposed herein will be under taken by the following personnel, both of whom are Qualified Persons with respect to NI 43-101:

Christopher R. Lattanzi, P. Eng.	: Report Review
William J. Lewis, P. Geo.	: Geologist and Report Author

Christopher Lattanzi, former President of Micon, is a mining engineer with 40 years of operating and consulting experience throughout the world.  He has been involved in the review of feasibility studies and the monitoring of mining projects for over 30 years.  Mr. Lattanzi has written and lectured widely on mine valuation and on the factors that are critical to the success of mineral developments.  He has appeared as an expert witness in these matters before courts in the United States and Canada.

William (Bill) Lewis is a Senior Geologist with Micon. He has 20 years of professional experience with both exploration and mining projects, including 10 years of experience in production, mineral resource estimation, ore reserve reporting and grade control in underground mines. Prior to joining Micon, he was the Chief Geologist at the New Britannia mine in Snow Lake, Manitoba and part of the management team responsible for the successful operation of this low-grade mine.  He also held the position of Production Geologist at the Giant gold mine in Yellowknife, NWT.  The gold mineralization at both the New Britannia and Giant mines was associated with hydrothermally altered and sulphide-bearing mafic volcanic rocks hosted in zones of shearing and deformation.

Micon will make every effort to make available a fully qualified team to undertake this assignment.  The named personnel are currently available to work on this assignment according to the schedule requested by Red Metal or as proposed.  If for any reason the start or progress of the assignment is delayed by Red Metal for more than 15 days from its acceptance of this proposal and its terms, Micon does not guarantee that all proposed team members will be available and reserves the right to propose suitable alternative personnel.

COMMERCIAL TERMS

Micon charges for its professional services on the basis of the time spent working on the affairs of its clients.  The following fee rates are applicable to this assignment:

Christopher R. Lattanzi	: Cdn$225 per hour
William Lewis	: Cdn$180 per hour
Lynn Mortimore	: Cdn$85 per hour

Expenses are billed, in addition to fees, in the following manner:

•	A service charge of 3% of professional fees is added to each invoice to cover office expenses such as telephone charges, electronic communication, in-house printing, photocopying and the like.

•	External charges incurred for items such as travel on out-of-office assignments, assaying or testing, and printing and binding of reports will be invoiced, in addition, at cost.

It is not possible, at this time, to estimate with precision the cost of the assignment proposed herein.  Micon’s experience with similar assignments, however, suggests that fees will be in the range of Cdn$22,000 to Cdn$32,000.  Micon will make every reasonable effort to minimize this cost.  The estimated fees exclude expenses incurred for travel and subsistence while on site.  The site visit will be between Toronto and the closest city to the site.  Micon will invoice Red Metal for expenses at its cost and will do its best to conduct the work in a manner which minimizes total expenses.  At this point we believe that the site visit may require between five and seven days, including travel time, with the airfare and expenditures for the site visit totalling between Cdn$7,000 and $10,000.  Travel time outside normal office hours is billed at 50% of the fee rates quoted above.  It is Micon’s general practice to travel business class on international assignments.

It is Micon’s standard practice with all clients to secure an initial payment of approximately 50% of the estimated cost of a project prior to the site visit and the commencement of work.  In this instance, we suggest that an amount of Cdn$16,000 is appropriate.  A portion of the advance requested from Red metal will be set against each monthly invoice until it is drawn down.  Invoices will be rendered monthly and payment is due within 30 day of receipt.

Sincerely

MICON INTERNATIONAL LIMITED

“William J Lewis”

William J. Lewis, P.Geo.
Senior Geologist

We trust that this proposal is fully responsive to your requirements.Should you find the terms of this proposal acceptable and wish to retain Micon, your acceptance of this proposal and its terms will be shown by your signature below.  The accepted proposal will form part of the agreement for services between Micon and Red Metal.  Please fax or mail a copy to our Toronto office

_____________________________________                                ______________________
Client Signature                                                                                                           Date

_____________________________________                                 ______________________
Micon Signature                                                                                                           Date

AGREEMENT FOR TECHNICAL SERVICES

This agreement is entered into on September 9, 2009, between Micon International Limited (Micon), with principal offices at 900 - 390 Bay Street, Toronto, Ontario, Canada M5H 2Y2 and Red Metal Resources Ltd. (the Client) whose business address is 195 Park Ave., Thunder Bay, Ontario, P7B 1B9.

Micon shall perform the services and shall be paid in accordance with Schedule A, which is attached hereto.

1.
Micon warrants that it will perform the work as outlined in Schedule A in accordance with the standards of care and diligence normally practised by recognized consulting firms in performing work of similar nature.  If, during the three-month period following completion of the work under this agreement, it is shown that there is an error in the work as a result of Micon’s failure to meet those standards, and the Client has notified Micon in writing of any such error within that period, Micon shall perform, at its own cost, such corrective services within the original scope of work as may be necessary to remedy such error.  The cost to Micon of fulfilling its responsibility under this paragraph 1 shall not exceed ten per cent of Micon’s gross fees billed under this agreement.

2.
Micon will maintain in force during the period that the work is performed under this agreement professional liability, personal injury, property damage and non-owned automobile insurance.  Micon will provide evidence of insurance in Schedule B to this agreement, if required by the client.

3.
Micon will indemnify the Client against any and all claims, demands and causes of action for injury or death of persons or for damage to or destruction of property (other than property of the Client for which the Client assumes responsibility) resulting from any and all negligent or wilful acts or omissions of Micon and that of its officers, employees and agents while at the Client’s property, or properties that are the subject of the work described in Schedule A.  Except for Micon’s obligation under paragraph 1 above, Micon’s liability under this agreement shall not exceed the amounts recoverable and recovered under the scope and limits of the insurance coverages specifically required to be maintained by Micon under paragraph 2 above, and the Client agrees to release, defend and except to the extent of Micon’s negligence or wilful misconduct or that of its officers, employees or agents, indemnify Micon, its officers, employees and agents from and against any and all further liability arising in any manner from the work, including actions commenced or claims made by any third party.  The parties hereby waive, and shall require their insurers to waive, subrogation against the other party under any applicable policy of insurance.

4.
In performance of the work, it is understood that Micon may be supplied with certain information and/or data by the Client or others and that Micon will rely on same.  It is agreed that the accuracy of such information is not within Micon’s control, and that Micon shall not be liable for its accuracy, nor for its verification, unless this agreement so provides.

5.	The Client warrants that:
i)	It will, to the best of its knowledge and belief, provide to Micon all information and data necessary for the completion of the work;
ii)	The information provided to Micon in the course of the work shall, to the best of its knowledge and belief, be accurate and materially complete; and
iii)	Should it become aware of any misrepresentation, error or omission in the data and information provided to Micon, it shall inform Micon of this at its earliest opportunity.

6.
As used herein the term “Confidential Information” shall mean information furnished by the Client to Micon relating to the work and which is designated in writing as confidential by the Client.  Micon shall hold Confidential Information in confidence and not use it or disclose it to others, except as may be required for the performance of the work or under compulsion of law.

7.
If the Client terminates this agreement with or without cause, then the Client shall provide ten business days written notice to Micon.  In such case, Micon shall be paid costs incurred and fees earned to the date of termination and through disbanding of the project team and neither party shall be entitled to any other compensation or damages from the other.

8.
Neither party shall be responsible or held liable to the other for indirect or consequential damages, including but not limited to, loss of profit, loss of investment, loss of product or business interruption.  Neither party shall be in default hereunder to the extent that such default is caused by a cause beyond the party’s reasonable control.  The warranties, obligations, liabilities and remedies of the parties, as provided herein, are exclusive and in lieu of any others available at law or in equity save as expressly stated herein.  Indemnifications, releases from liability and limitations of liability shall apply notwithstanding the fault, negligence or strict liability of the party indemnified, released or whose liability is limited.  The parties agree to look solely to each other with respect to performance of this agreement.

This agreement and the attached Schedules constitute the complete basis for the agreement.  No other representations of any kind, oral or otherwise, have been made.  This agreement shall be governed by the laws of the Province of Ontario, Canada.

MICON INTERNATIONAL LIMITED

By:          ____________________________________________________
Signature

____________________________________________________
Print Name
Date:       ____________________________________________________

RED METAL RESOURCES LTD.

By:          ____________________________________________________
Signature

____________________________________________________
Print Name
Date:       ____________________________________________________